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                     January 25, 2023

       Richard Chera
       Chairman of the Board of Directors
       Crown PropTech Acquisitions
       28 West 25th Street, Floor 6
       New York, NY 10010

                                                        Re: Crown PropTech
Acquisitions
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 17,
2023
                                                            File No. 001-40017

       Dear Richard Chera:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Alice Hsu, Esq.